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Subsidiaries of the Company                                        Exhibit 21
The Chase Manhattan Corporation and Subsidiaries


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The Company's only significant subsidiaries, as defined in Rule 1.02(d) of
Regulation S-X, are The Chase Manhattan Bank, N.A. and
The Chase Manhattan Bank (USA).